                                                Registration No. 333-
                                                                     -----------
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ---------------

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                             CITRIX SYSTEMS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                    75-2275152
     (State or other Jurisdiction                        (I.R.S. Employer
     of Incorporation or Organization)               Identification Number)

                                6400 NW 6th Way
                        Fort Lauderdale, Florida 33309
                                (954) 267-3000
             (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               Mark B. Templeton
                     President and Chief Executive Officer
                             CITRIX SYSTEMS, INC.
                                6400 NW 6th Way
                        Fort Lauderdale, Florida 33309
                                (954) 267-3000
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                   Copy to:
                           JONATHAN M. MOULTON, ESQ.
                        TESTA, HURWITZ & THIBEAULT, LLP
                                125 High Street
                         Boston, Massachusetts  02110
                                (617) 248-7000

                                ---------------

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                  -----

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
                          -----

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

 ===================================================================================================================================

         Title of Shares           Amount to be        Proposed Maximum           Proposed Maximum           Amount of
        to be Registered            Registered    Offering Price Per Shares   Aggregate Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Zero Coupon Convertible
 Subordinated Debentures due       $301,503,500              100%                   $301,503,500            $83,818
 March 22, 2019                                               (1)                                              (2)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001
 per share                              (3)                   (3)                       (3)                    (4)
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) This fee is calculated on the basis of the offering price of the debentures.
(3) Includes 5,976,010 shares of common stock issuable upon conversion of the debentures at the rate of 7.0306 shares of common stock for each $1,000 principal amount at maturity of the debentures. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(4) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

                                    -------
     The Registrant hereby undertakes to amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED MAY 20, 1999

                                  PROSPECTUS

                                 $850,000,000

                          [CITRIX LOGO APPEARS HERE]



      Zero Coupon Convertible Subordinated Debentures Due March 22, 2019

The Debentures

 .  Aggregate principal amount at maturity: $850,000,000.

 . Common stock into which the debentures are convertible: initially 5,976,010 shares, subject to conversion rate adjustments.

 .  Issue price:  $354.71 on March 22, 1999.

 .  Yield to maturity:  5.25% per year.

 . Conversion rate: 7.0306 shares of our common stock per $1,000 principal amount at maturity of debentures.

 .  Date of maturity: March 22, 2019.

Conversion

 . Holders can convert the debentures into our common stock at any time prior to maturity.

Redemption

 .  We have the option to redeem the debentures after March 22, 2004.

Repurchase

 . Holders have the option on March 22, 2004, March 22, 2009, or March 22, 2014, or when there is a change in control of Citrix, to require us to repurchase their debentures.

The debentures and common stock offered in this prospectus involve a high degree of risk. Consider carefully the risk factors beginning on page 6.

Our common stock is traded on The Nasdaq National Market under the symbol
"CTXS".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any contrary representation is a criminal offense.

                     PROSPECTUS DATED              , 1999.

     The information in this prospectus is not complete and may be changed.
The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

                               TABLE OF CONTENTS

FORWARD LOOKING INFORMATION..............................................   1
WHERE YOU CAN FIND MORE INFORMATION......................................   2
SUMMARY..................................................................   3
RISK FACTORS.............................................................   6
RATIO OF EARNINGS TO FIXED CHARGES.......................................  14
USE OF PROCEEDS..........................................................  15
DESCRIPTION OF DEBENTURES................................................  15
DESCRIPTION OF CAPITAL STOCK.............................................  32
SELLING SECURITYHOLDERS..................................................  34
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..................  36
PLAN OF DISTRIBUTION.....................................................  40
LEGAL MATTERS............................................................  41
EXPERTS..................................................................  41

                          FORWARD LOOKING INFORMATION

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933. This section provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statement as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking statements. In particular, the statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.


Citrix(R), WinFrame(R) and ICA(R) are registered trademarks of Citrix. MetaFrameTM and MultiWinTM are trademarks of Citrix for which there are pending applications for registration in the U.S. Patent and Trademark Office. This prospectus also includes trademarks of companies other than Citrix Systems, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form S-3 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-SEC-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

     This prospectus provides you with a general description of the debentures and common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     . Annual Report on Form 10-K for the year ended December 31, 1998 and related exhibits;

     . Current Reports on Form 8-K filed on March 24, 1999, March 26, 1999 and April 23, 1999;

     . Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and related exhibits;

     . The description of our capital stock contained in the Registration Statement on Form 8-A which was filed with the SEC on October 24, 1995;

     . Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998 filed on March 10, 1999;

     . Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1998 filed on March 10, 1999; and

     . Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1998 filed on March 10, 1999.

     You may request these documents in writing or by telephone. We will provide to you, at no cost, a copy of any or all information incorporated by reference in the registration statement, of which this prospectus is a part. Requests should be directed to our Investor Relations Department at our principal offices which are located at 6400 NW 6th Way, Fort Lauderdale, Florida 33309. You may contact our investor relations department by calling us at (954) 267-3000.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                    SUMMARY

     All selling securityholders must deliver a prospectus to purchasers at or prior to the time of any sale of the debentures or common stock issuable upon conversion of the debentures. We have adjusted all the information in this prospectus to reflect a two-for-one split of the common stock effective March 25, 1999.

                              Citrix Systems, Inc.

     We are a leading supplier of server-based computing products and technologies that enable the effective and efficient enterprise-wide deployment and management of applications designed for Microsoft Windows(R) operating systems. Our MetaFrameTM and WinFrame(R) product lines, developed under license and strategic alliance agreements with Microsoft, permit organizations to deploy Windows applications without regard to location, network connection or type of client hardware platform. These product lines utilize our proprietary Independent Computing Architecture (ICA(R)) communications protocol. Our ICA technology allows an application to be displayed on a client while the program is executed on a server, thereby providing a bandwidth-efficient solution.

     With Microsoft's introduction of its 32-bit operating systems, such as Windows 98 and Windows NT, Windows has quickly become one of the most widely used operating platforms. Organizations seeking to deliver Windows applications throughout local and remote computer networks often seek to provide access to users across a variety of computer software applications, hardware devices and networks. These organizations require a reliable, scalable and secure platform for delivery and management of such applications.

     Our server-based computing product lines provide such a platform and include the following:

     . MetaFrame. Our MetaFrame product line provides additional server and client functionality to Microsoft's multi-user NT 4.0 operating system, Windows NT Server, Terminal Server Edition ("NT Terminal Server"). NT Terminal Server includes certain multi-user extensions we developed and licensed to Microsoft in May 1997 for inclusion in NT Terminal Server and Windows NT 5.x. The added functionality provided by MetaFrame allows organizations to better deploy and manage applications across local and remote computer networks to both Windows and non-Windows software environments and a variety of client devices, network connections and architectures. MetaFrame first shipped in June 1998 and constituted 46% of our revenues in the first quarter of 1999 and 21% of our revenues in 1998.

     .  WinFrame.  Our WinFrame application server software incorporates
        Windows NT 3.51 and is sold pursuant to a distribution license from Microsoft. WinFrame provides customers functionality similar to MetaFrame and NT Terminal Server based on the prior version of Windows NT, Windows NT 3.51. WinFrame first shipped in August 1995 and constituted 8% of our revenues in the first quarter of 1999, 28% of our revenues in 1998, 49% of our revenues in 1997 and 63% of our revenues in 1996.

     . System Options Products. We also market a number of enhancements to MetaFrame and WinFrame server software, including Load Balancing, which provides scalability, and Secure ICA, which provides 128-bit encryption. In addition, we offer additional user license packs to increase the number of users who can access WinFrame and MetaFrame server software. Collectively, these products accounted for 30% of our revenues in the first quarter of 1999, 24% of our revenues in 1998 and 19% of our revenues in 1997.

     We market our products through multiple indirect channels worldwide, including distributors, value added resellers, systems integrators and OEM licensees.

     We were incorporated in April 1989, and shipped our initial products in 1991. Our corporate headquarters are located at 6400 NW 6th Way, Fort Lauderdale, Florida 33309. Our telephone number is (954) 267-3000.

     Information contained in our Web site is not part of this prospectus.

                                  The Offering

Securities Offered       $850,000,000 principal amount at maturity of Zero
                         Coupon Convertible Subordinated Debentures Due
                         March 22, 2019.

                         We will not pay interest on the debentures prior to maturity. Each debenture was issued at a price of $354.71 per debenture. The principal amount at maturity is $1,000 for each debenture.

Maturity Date            March 22, 2019.

Yield to Maturity        5.25% per year calculated from March 22, 1999.
of Debentures

Conversion Rights        You have the option to convert the debentures into our
                         common stock at any time prior to maturity, unless the debentures have been previously redeemed or purchased.

                         You can convert the debentures into common stock at a conversion rate of 7.0306 shares for each $1,000 principal amount at maturity. The conversion rate will be subject to adjustment if certain events occur. Upon conversion, you will receive only common stock. You will not receive any cash payment for the accrued original issue discount to the conversion date. See "Description of Debentures--You have the right to convert the debentures to common stock."

                         The debentures are initially convertible into 5,976,010 shares of our common stock.

Optional Redemption      On or after March 22, 2004, we can redeem all
by Citrix                or part of the debentures for cash at any time at the
                         redemption prices listed in this prospectus.  See
                         "Description of Debentures--We have the option to redeem the debentures."

Original Issue Discount  The securityholders will offer and sell the debentures at a discount from their value at maturity. We initially issued the debentures at a price of $354.71 per debenture. Over time, the debentures will increase in value until they reach their maturity value of $1,000 on March 22, 2019. Original issue discount is the difference between the initial sale price and the value of the debenture at maturity.

                         We will not pay interest on the debentures. However, you should be aware that accrued original issue discount must be included periodically in your gross income for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Sinking Fund             None.

Repurchase of            We will purchase the debentures at your option at a
Debentures at the        price of $459.63, on March 22, 2009 at a price of
Option of the Holder     $595.58, and on March 22, 2014 at a price of $771.74
                         per $1,000 principal amount at maturity. We may elect to pay the repurchase price in cash, common stock or a combination of cash and common stock. See "Description of Debentures--You have the option to require us to repurchase the debentures."

Change in Control        You may redeem the debentures if we experience a change
                         in control.

                         The change in control redemption price is equal to the issue price plus accrued original issue discount to the date of redemption. See "Description of Debentures--You have the option to require us to repurchase the debentures upon a change in control."

Optional Conversion      If certain changes are made to the federal tax laws, we
by Citrix upon a tax     have the option to begin paying interest on the
event                    debentures instead of accruing original issue discount.
                         We would pay 5.25% per year in interest on the principal amount that had accrued on the debentures up until the date we exercised this option. If this occurs, we would adjust your redemption price, repurchase price and purchase price upon a change in control. However, we would not adjust your conversion rights. See "Description of Debentures--We have the option to convert the debentures to semiannual coupon debentures on a tax event."

Subordination            The debentures are general unsecured obligations of
                         Citrix. The debentures are subordinated in right of payment to all of our existing and future senior indebtedness. As of March 31, 1999, we had no material senior indebtedness. We are not restricted under the indenture from incurring debt. See "Risk Factors--The
                         Debentures are subordinated and there are no financial covenants" and "Description of Debentures--The debentures are subordinated."

Use of Proceeds          We will not receive any of the proceeds from the sale
                         of the debentures or the underlying common stock by any selling securityholders.

Trading The common stock is traded on The Nasdaq National Market under the symbol "CTXS."

                                  RISK FACTORS

     Except for the historical information in this prospectus, the matters contained in this prospectus include forward-looking statements that involve risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this prospectus. Such factors, among others, may have a material adverse effect upon our business, results of operations and financial condition.

Our success is substantially dependent upon our strategic relationship with Microsoft

     Microsoft is the leading provider of desktop operating systems. We depend upon the license of key technology from Microsoft, including certain source and object code licenses, and technical support. We also depend upon our strategic alliance agreement with Microsoft pursuant to which Citrix and Microsoft have agreed to cooperate to develop advanced operating systems and promote Windows application program interfaces. Our relationship with Microsoft is subject to the following risks and uncertainties:

     . Competition with Microsoft. NT Terminal Server is, and future product offerings by Microsoft may be, competitive with our current WinFrame and MetaFrame products, and any future product offerings by Citrix.

     . Termination of Microsoft's Endorsement of the ICA Protocol. Microsoft has agreed to endorse only our ICA protocol as the preferred method to provide multi-user Windows access for devices other than Windows clients until at least November 1999. Subsequent to November 1999, or before November 1999 if certain events occur as provided in our development agreement with Microsoft, it is possible that Microsoft will market or endorse other methods to provide non-Windows client devices multi-user Windows access.

     . Dependence on Microsoft for Commercialization. Our ability to successfully commercialize our MetaFrame product depends on Microsoft's ability to market NT Terminal Server products. We do not have control over Microsoft's distributors and resellers and, to our knowledge, Microsoft's distributors and resellers are not obligated to purchase products from Microsoft.

     . Product Release Delays. There may be delays in the release and shipment of future versions of NT Terminal Server.

     If our relationship with Microsoft were terminated or adversely affected for any reason, our business, operating results and financial condition would be materially adversely affected.

Our continued growth depends upon broad-based acceptance of our ICA protocol

     We believe that our success in the markets in which we compete will depend upon our ability to make the ICA protocol a widely accepted standard for supporting Windows applications. Microsoft includes as a component of NT Terminal Server its Remote Desktop Protocol which has certain of the capabilities of our ICA protocol, and may offer customers a competitive solution. We believe that our success is dependent on our ability to enhance and differentiate our ICA protocol, and foster broad acceptance of the ICA protocol based on its performance, scalability, reliability and enhanced features. In addition, our ability to win broad market acceptance of our ICA protocol will depend upon the degree of success achieved by our strategic partners in marketing their respective product offerings, product pricing and customers' assessment of our technical, managerial, service and support expertise. If another standard emerges or if we otherwise fail to achieve wide acceptance of the ICA protocol as a standard for supporting Windows applications, our business, operating results and financial condition could be materially adversely affected.

The success of our business also depends upon our strategic relationships with parties other than Microsoft

     In addition to our relationship with Microsoft, we have strategic relationships with IBM, Compaq, Wyse and others. We depend upon our strategic partners to successfully market and promote the use of our products and incorporate our technology into their products and to market and sell such products. If we are unable to maintain our current strategic relationships or develop additional strategic relationships, or if any of our key strategic partners are unsuccessful in incorporating our technology into their products or marketing or selling such products, our business, operating results and financial condition could be materially adversely affected.

We face significant competition from other technology companies

     The markets in which we compete are intensely competitive. Most of our competitors and potential competitors, including Microsoft, have significantly greater financial, technical, sales, marketing and other resources. The announcement of the release and the actual release of products competitive with our existing and future product lines, such as NT Terminal Server and related enhancements by Microsoft or third parties, could cause our existing and potential customers to postpone or cancel plans to license our product lines. This would adversely impact our business, operating results and financial condition. Further, our ability to market MetaFrame and other future product offerings may be affected by Microsoft's licensing and pricing scheme for client devices implementing our product offerings which attach to NT Terminal Server.

     In addition, alternative products exist for Internet commerce that directly or indirectly compete with our products. Existing or new products that extend website software to provide database access or interactive computing could materially impact our ability to sell our products in this market. As markets for our products continue to develop, additional companies, including companies with significant market presence in the computer hardware, software and networking industries, may enter the markets in which we compete and further intensify competition. Finally, although we believe that price has historically been a less significant competitive factor than product performance, reliability and functionality, we believe that price competition may become more significant in the future. We may not be able to maintain our historic prices, and any inability to do so could adversely affect our business, results of operations and financial condition.

     As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which would have a material adverse effect on our business, operating results and financial condition.

Our reliance on a few products for a majority of our revenue could adversely affect our business

     We anticipate that our MetaFrame and WinFrame product lines and related enhancements will constitute the majority of our revenue for the foreseeable future. The MetaFrame product, when combined with NT Terminal Server, provides capabilities similar to those offered in the WinFrame technology line. Therefore, our ability to generate revenue from our MetaFrame product will depend upon market acceptance of NT Terminal Server products. We expect that revenue from MetaFrame-based products will constitute an increasing percentage of total revenue in the near future and that revenue from WinFrame-based products will decrease over time as a percentage of total revenue. We may experience declines in demand for our products as a result of new competitive product releases, price competition, lack of success of our strategic partners, technological change or other factors. In addition, the introduction of products based on MetaFrame technology may create competition with our WinFrame product line and may delay or replace orders of either product line. If we are unable to successfully sell our MetaFrame and WinFrame product lines and related enhancements, our business, operating results and financial condition would be materially adversely affected.

Failure to properly manage our growth could adversely affect our business

     We have recently experienced rapid growth in the scope of our operations, the number of our employees and the geographic area of our operations. In addition, we have completed certain international acquisitions since October 1997. Such growth and assimilation of operations and personnel of such acquired companies has placed and may continue to place a significant strain on our managerial, operational and financial resources. To manage our growth effectively, we must continue to implement and improve additional management and financial systems and controls. Our systems, procedures or controls may not be adequate to support our current or future operations. In addition, we may not be able to effectively manage this expansion and still achieve the rapid execution necessary to fully exploit the market opportunity for our products and services in a timely and cost-effective manner. Our future operating results will also depend on our ability to manage our expanding product line, expand our sales and marketing organizations and expand our support organization commensurate with the increasing base of our installed product. Our failure to properly manage our growth could adversely affect our business, operating results and financial condition.

     In addition, we plan to increase our professional staff during 1999 as we implement sales, marketing and support and product developments efforts, as well as associated administrative systems, to support planned growth. As a result of this planned growth in the size of our staff, we believe that we will require additional facilities during 1999. Although we believe that the cost of such additional facilities will not significantly impact our financial position or results of operations, we anticipate that operating expenses will increase during 1999 as a result of our planned growth in staff. Such an increase in operating expenses may reduce our income from operations and cash flows from operating activities in 1999.

Loss of key personnel could materially affect our business

     Our future success depends, in large part, upon the services of a number of key employees. Any officer or employee can terminate his relationship at any time. The effective management of our anticipated growth will depend, in large part, upon our ability to retain our highly skilled technical, managerial and marketing personnel, and attract and maintain replacements for and additions to such personnel in the future. Competition for such personnel is intense and may affect our ability to successfully attract, assimilate or retain sufficiently qualified personnel. The loss of one or more of our key personnel could have a material adverse affect on our business, operating results and financial condition.

Our success depends upon our ability to protect our proprietary technology

     We rely primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual provisions, to protect our proprietary rights. Our efforts to protect our proprietary technology rights may not be successful. The loss of any material trade secret, trademark, trade name or copyright could have a material adverse effect on us. Despite our precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to obtain and use information regarded as proprietary. Substantially all of our sales are derived from the licensing of our products under "shrink wrap" license agreements that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, our ability to protect our proprietary rights may be affected by the following:

     . Differences in International Law. The laws of some foreign countries do not protect our intellectual property to the same extent as do the laws of the United States and Canada.

     . Third Party Infringement Claims. Third parties may assert infringement claims against us in the future. This may result in costly litigation or require us to obtain a license to intellectual property rights of such third parties. Such licenses may not be available on reasonable terms or at all.

       As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which would have a material adverse effect on our business, operating results and financial condition.

If we fail to introduce new products and enhance our existing products to keep up with rapid technological change, demand for our products may decline

     The markets for our products are relatively new and are characterized by:

     .  rapid technological change;

     .  evolving industry standards;
     . changes in customer requirements; and . frequent new product introductions and enhancements, including enhancements to certain key technology licensed from Microsoft.

These market characteristics will require us to continuously enhance our current products and develop and introduce new products to keep pace with technological developments and respond to evolving customer requirements. Additionally, we and others may announce new products, new product enhancements or technologies that could replace or shorten the life cycle of our existing product offerings.

     We believe we will incur additional costs and royalties associated with the development, licensing or acquisition of new technologies or enhancements to existing products. This will increase our cost of revenues and operating expenses. We cannot currently quantify the increase with respect to transactions that have not occurred. We may use a substantial portion of our cash and investments to fund these additional costs, resulting in a decrease in interest income, unless such decrease is offset by cash flows from future operations.

     We may need to hire additional personnel to develop new products, product enhancements and technologies. If we are unable to add staff and resources, future enhancement and additional features to our existing or future products may be delayed, which may have a material adverse effect on our business, results of operations and financial condition.

If our products contain errors, they may be costly to correct, revenue may be delayed, we could get sued and our reputation could be harmed

     Despite significant testing by us and by current and potential customers, our products may contain errors after commencement of commercial shipments. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. In addition, we may need to make significant expenditures of capital resources in order to eliminate errors and failures. Errors and failures in our products could result in loss of or delay in market acceptance of our products and could damage our reputation. If one or more of our products fails, a customer may assert warranty and other claims for substantial damages against us. The occurrence or discovery of these types of errors or failures could have a material adverse effect on our business, operating results and financial condition.

Our success depends on our ability to expand and manage distribution channels and major distributors

     To increase our sales, we must further expand and manage our indirect distribution channels, including OEMs, distributors, resellers, system integrators and service providers. We rely significantly on independent distributors and resellers for the marketing and distribution of our products. We do not control our distributors and resellers. Additionally, our distributors and resellers as well as our other indirect distribution channels are not obligated to purchase products from us and may also represent other lines of products. Our inability to expand and manage our relationship with our partners, the inability or unwillingness of our partners to effectively market and sell our products or the loss of existing partnerships could have a material adverse effect on our business, operating results and financial condition. We intend to leverage our relationships with hardware and software vendors and systems integrators to encourage them to recommend or distribute our products. In addition, an integral part of our strategy is to expand our direct sales force and add third-party distributors both domestically and internationally.
We are currently investing, and intend to continue to invest, significant resources to develop these channels, which could reduce our profits.

Our business may be affected by unexpected year 2000 problems

     Until recently, many computer programs were written using two digits rather than four digits to define the applicable year in the twentieth century. Such software may recognize a date using "00" as the year 1900 rather than the year 2000. The consequences of this issue may include systems failures and business process interruption to the extent companies fail to upgrade, replace or otherwise address year 2000 problems. The year 2000 problem may also result in additional business and competitive differentiation. Aside from the well-known calculation problems with the use of 2-digit date formats as the year changes from 1999 to 2000, the year 2000 is a special case leap year and in many organizations using older technology, dates were used for special programmatic functions. As a result, significant uncertainty exists in the software industry concerning the potential impact of the year 2000 problem. We believe we have four general areas of potential exposure with respect to the year 2000 problem:

     .  our own software products;
     .  our internal information systems;
     . our computer hardware and other equipment related systems; and . the effects of compliance efforts by third parties, including our partners, suppliers and vendors.

     While we believe that the current versions of our WinFrame and MetaFrame products are capable of storing four-digit year data allowing applications to differentiate between dates from the 1900s and the year 2000 and beyond, the potential incompatibility with two-digit application programs may limit our sales of product in those situations. There can be no assurance that our products will not be integrated by us or our customers with, or otherwise interact with, non-year 2000 compliant software or other products which may malfunction and expose us to warranty and other claims from our customers or other third parties.

     We have not yet completed our assessment of year 2000 compliance issues with respect to all of these areas. Since the year 2000 complications are not fully known, potential year 2000 problems, including changing purchasing patterns of customers impacted by year 2000 issues, could materially adversely affect our business, results of operations and financial condition.

If our growth rate does not continue our financial condition could be affected

     Our revenue growth rate in 1999 may not approach the levels attained in 1998, 1997 and 1996. Our growth during those three years was largely attributable to the introduction of MetaFrame in mid-1998 and WinFrame in late 1995. To the extent our revenue growth continues, we believe that our cost of revenues and certain operating expenses will also increase. A significant portion of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. Our income from operations and cash flows from operating and investing activities may decrease as a percentage of revenues in 1999. If we are unable to continue to manage our growth efficiently, our business, financial condition and results of operations could be materially adversely affected.

Our quarterly operating results may fluctuate

     Our quarterly operating results have in the past varied and may in the future vary significantly depending on a number of factors, including:

     . the success of our MetaFrame products which in turn depends upon the commercialization of Microsoft's NT Terminal Server;
     .  the effects of acquisitions or licenses of additional technology;
     .  the size, timing and recognition of revenue from significant orders;
     .  increased competition;
     . changes in our pricing policies or those of our competitors, including Microsoft;
     .  new product introductions or enhancements by competitors;
     . delays in the introduction of products or product enhancements by us or our competitors;
     . customer order deferrals in anticipation of upgrades and new products; . market acceptance of new products and technologies offered by us;
     . changes in operating expenses, including for the addition of personnel; . foreign currency exchange rates; and . general economic conditions.

     We continually re-evaluate our programs, including specific license terms and conditions, to market our current and future products and services. We may implement new programs, including offering specified and unspecified enhancements to our current and future product lines. We may recognize revenues associated with such enhancements after the initial shipment or licensing of the software product or over the product's life cycle. The timing of the implementation of such programs, the timing of the release of such enhancements and other factors will impact the timing of our recognition of revenues and related expenses associated with our products, related enhancements and services. As a result of these factors, we currently cannot quantify the impact of the re-evaluation of our programs on our business, results of operations and financial condition.

     We operate with little order backlog because our software products typically are shipped shortly after orders are received. In addition, like many systems level software companies, we recognize a substantial portion of our revenues in the last month of a quarter with these revenues frequently concentrated in the last weeks or days of the quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and revenues for any future quarter are not predictable with any degree of certainty. We may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. New competitors, technological advances or other factors could result in lower revenues and may require us to incur additional expenses, which, in turn, would materially adversely affect our operating margins in the future.

Insufficient reserves for product returns and price reductions could adversely affect us

     We provide certain of our distributors with product return rights for stock balancing and price protection rights. We also provide certain distributors and resellers with limited product evaluation. We also provide certain of our distributors with price protection rights. To cover these product returns and price protection rights, we have established reserves based on our evaluation of historical trends and current circumstances. These reserves may not prove to be sufficient in the future, in which case our business, operating results and financial condition could be adversely affected.

Our success depends on our ability to expand and manage our international operations

     Our continued growth and profitability will require further expansion of our international operations. To successfully expand international sales, we must establish additional foreign operations, hire additional personnel and recruit additional international resellers. Such international operations are subject to certain risks, such as:

     .  difficulties in staffing and managing foreign operations;
     .  fluctuations in foreign currency exchange rates;
     .  compliance with foreign regulatory and market requirements;
     .  variability of foreign economic and political conditions;
     . changing restrictions imposed by regulatory requirements, tariffs or other trade barriers or by United States export laws;
     . costs of localizing products and marketing such products in foreign countries;
     .  longer accounts receivable payment cycles;
     . potentially adverse tax consequences, including restrictions on repatriation of earnings;
     . difficulties in protecting intellectual property; and . burdens of complying with a wide variety of foreign laws.

Economic and market conditions may affect demand for our products

     The demand for our products depends in part upon the general demand for computer hardware and software, which fluctuates based on numerous factors, including capital spending levels and general economic conditions. If capital spending levels or general economic conditions are affected, our business, financial condition and results of operations could be materially adversely affected.

The debentures are subordinated and there are no financial covenants

     The debentures are unsecured and subordinated in right of payment to any senior indebtedness. As a result of this subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the debentures only after all senior indebtedness has been paid in full. After repaying any senior indebtedness, we may not have enough assets to repay the debentures. The debentures will be effectively subordinated to all our subsidiaries' indebtedness and other liabilities, including trade payables. We are not prohibited from incurring debt under the indenture. We may incur additional debt.

     The indenture does not contain any financial covenants or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction or a change in control except as described under "Description of Debentures--You have the option to require us to repurchase the debentures upon a change in control." The term "change in control" is limited to certain specified transactions. It may not include other events that might adversely affect our financial condition. In addition, the change in control provision will not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may not have the ability to raise the funds necessary to finance the repurchase of the debentures

     On the March 22, 2004, March 22, 2009 and March 22, 2014 repurchase dates, holders may require us to purchase their debentures. In addition, upon a change in control holders may require us to purchase their debentures. We cannot guarantee that we will have the funds to pay the purchase price in cash on a repurchase date or in the event of a change in control. We do not currently have a credit agreement or other debt that prohibits us from purchasing the debentures on a repurchase date or in the event of a change in control.
However, we may in the future enter into credit agreements or incur other debt that contain restrictions and prohibitions. These future credit agreements or other debt may provide that a change in control would be an event of default. Future credit agreements may also prohibit us from paying the purchase price in cash on a repurchase date or in the event of a change in control. This would result in an event of default under the indenture. This may also result in an event of default under our other indebtedness. In these circumstances, the subordination provisions of the indenture would likely prohibit us from paying you.

Possible volatility of debentures and common stock price

     Our common stock price has been volatile and has fluctuated significantly. The trading price of our common stock and our debentures is likely to continue to be highly volatile and is subject to wide fluctuations as a result of:

     . actual or anticipated variations in operating and financial results; . anticipated revenue or earnings growth; and . analyst reports or recommendations.

In addition, the stock market has experienced extreme price and volume fluctuations. These broad market and industry factors may materially and adversely affect the market price of the common stock, regardless of our actual operating performance. Companies with volatile stock prices often face securities class-action litigation. Securities class action litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, financial condition and results of operations.

A public market for the debentures may not develop

     Prior to the offering, there has been no trading market for the debentures. There can be no guarantee that any market for the debentures will develop or be maintained. If an active market for the debentures fails to develop or be sustained, the trading price of such debentures could be materially adversely affected.

We have anti-takeover provisions

     Provisions of our Amended and Restated Certificate of Incorporation and By-laws, as amended, as well as Delaware law could discourage a proxy contest or make more difficult the acquisition of a substantial block of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law which restricts certain business combinations with interested stockholders. Our agreements with Microsoft contain prohibitions on assignment which could have the effect of deterring an acquisition by a third party, or limiting the price that investors might be willing to pay in the future for shares of our common stock. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with voting, conversion and other rights and preferences that may be superior to the common stock and that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth, for the periods shown, the ratio of earnings to fixed charges for us and our consolidated subsidiaries.

Fixed charges consist of:

     .  interest expensed and capitalized;
     . amortized premiums, original issue discount and capitalized expenses related to indebtedness;
     . an estimate of the interest within rental expense; and . preference security dividend requirements of consolidated subsidiaries.

Earnings consist of:

     .  the sum of the following items:

          - pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;
          -  fixed charges;
          -  amortization of capitalized interest;
          -  distributed income of equity investees; and
          - our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

     .  less the sum of the following items:

          -  interest capitalized;
          - preference security dividend requirements of consolidated subsidiaries; and
          - the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The 1994 earnings amount includes accretion related to redeemable convertible preferred securities outstanding during that year. In October 1995 the preferred stockholders amended the terms of the preferred securities such that the redemption price was equal to the original purchase price of the securities. As a result, all previously accreted amounts were restored to equity in 1995. Accordingly, no accretion amounts have been reflected in the 1995 earnings to fixed charges ratio.

                                                     FOR THE YEAR ENDED                           THREE MONTHS ENDED
                                                         DECEMBER 31                                MARCH 31, 1999
                                -----------------------------------------------------------     ----------------------
                                     1994        1995        1996        1997       1998
                                     ----        ----        ----        ----       ----
Ratio of earnings to
fixed charges .....................  1.3x       14.7x       99.7x       260.2x      90.9x                 51.7x

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling securityholders of the debentures or the conversion shares.


                           DESCRIPTION OF DEBENTURES

     We issued zero coupon convertible subordinated debentures due March 22, 2019 under an indenture dated as of March 22, 1999 between Citrix and State Street Bank and Trust Company, as trustee. The following are summaries of material portions of the debentures, the indenture and the registration rights agreement. For more detailed information, you are directed to the form of indenture and debenture and the registration rights agreement which have been filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. The summaries are qualified by reference to the provisions of the debentures, the indenture and the registration rights agreement, including the definitions of certain terms that are not defined in this prospectus. Wherever particular provisions or defined terms of the indenture, the debenture or the registration rights agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to Citrix are solely to Citrix Systems, Inc. and not to its subsidiaries, unless expressly stated to the contrary.

General

     The debentures are general unsecured obligations of Citrix. The debentures are limited to an aggregate principal amount at maturity of $850,000,000.
The debentures were initially issued in a private placement at an original issue price of $354.71 for each $1,000 principal amount at maturity. This represented an original issue discount of 64.53% from the principal amount payable at maturity. The debentures will mature on March 22, 2019. The debentures will be subordinate to all of our existing and future senior indebtedness. Neither us nor our subsidiaries are restricted under the indenture from incurring any indebtedness.

     Except if we exercise our option to pay interest upon a change in the tax laws, the debentures will accrue original issue discount for federal income tax purposes. We will not make periodic payments of interest. Original issue discount will begin accruing from the issue date of the debentures. Original issue discount is the difference between the issue price and the principal amount at maturity of a debenture. Should the debentures mature, be converted, be repurchased by us or be redeemed, original issue discount and interest, if any, will cease to accrue.

  We will maintain an office where holders may surrender debentures for payment registration, transfer or exchange in the Borough of Manhattan, The City of New York, which shall initially be an office or agency of the trustee. We have agreed to maintain a paying agent, conversion agent and registrar for the debentures in the Borough of Manhattan, The City of New York. The trustee will initially act as paying agent, conversion agent and registrar.

Form, denomination and registration of the debentures

     Except in certain circumstances, the debentures are issuable only in fully-registered, book-entry form in denominations of $1,000 principal amount at maturity and in $1,000 multiples. The debentures are represented by one or more permanent global debentures without coupons deposited with a custodian in the name of a nominee of a depository, which shall initially be the Depository Trust Company, or DTC. DTC and its direct and indirect participants maintain records of beneficial interests in any global debenture. You may only effect transfers through these records. Except as described below, you may not exchange your beneficial interests in a global debenture for definitive debentures.
The record ownership in a global debenture, in whole or in part, may be transferred only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

     Except as described below, you will not be entitled to have debentures registered in your name, will not receive or be entitled to receive physical delivery of debentures in certificated form and will not be considered the registered owner or holder under the indenture for any purpose.

     You will not be charged a service fee for any registration if you transfer or exchange the debentures. However, we may require you to pay to cover any tax or other related governmental charge.

     If a debenture becomes mutilated, defaced, destroyed, lost or stolen, we will execute and the trustee will authenticate and deliver a new debenture in the same form and same principal amount as the original debenture. Depending upon the circumstances, we may require a security, indemnity, evidence of destruction or loss, or payment to cover related fees and expenses.

     DTC will credit on its internal systems the participant's accounts with the appropriate principal amounts to reflect your beneficial interest in the global debentures. Only those persons who have accounts with DTC, who hold interests through participants or certain other entities, or maintain a custodial relationship with a participant and have indirect access to the DTC system will be permitted to own beneficial interests in a global debenture. DTC will maintain records of the participants and your respective beneficial interests and effect transfers through the maintenance of these records.

     So long as DTC or its nominee is the registered owner or holder of a global debenture, it is considered the sole owner or holder of the debentures for all purposes under the indenture and the debentures. Except as described below, you will not be entitled to have certificates registered in your name, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered the owner or holder of the debentures represented by such global debentures. You may only transfer that interest in accordance with DTC's procedures and those procedures described under the indenture.

     DTC may discontinue its services as securities depository with respect to the debentures at any time. If DTC or any successor is unwilling or unable at any time to continue as depository, or if it is so required and ceases to be a "clearing agency" registered under the Securities Exchange Act, and if a successor depository is not appointed by us within 90 days, we will cause the debentures to be issued and delivered in definitive registered form in exchange for the global debenture. Similarly, if an event of default has occurred and is continuing, we will cause the debentures to be issued and delivered in definitive registered form in exchange for the global debenture. In either circumstance, the certificates will be registered in the name of those persons as directed by DTC. DTC will base its instructions upon directions received from its participants.

     Payments on global debentures are made to DTC or its nominee. Neither we, the trustee nor any paying agent have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debentures, nor are we responsible or liable for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     When DTC or its nominee receives a payment in respect of a global debenture, we expect that it will credit participants' accounts with payments in amounts proportionate to your beneficial interest as shown on DTC's or its nominee's records. We also expect that payments by participants to indirect participants and by participants and indirect participants to you are governed by standing instructions and customary practices. However, participants and indirect participants are responsible for these payments.

     If you desire to convert your interest into common stock or to cause us to repurchase your interest under certain circumstances, you should contact your broker, participant or indirect participant through whom you hold the beneficial interests and obtain information on procedures, proper forms and cut-off times for submitting requests.

     Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in clearing house funds. The laws of some states may require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests into the global debenture to certain persons may be limited.

     DTC will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited. In addition, DTC will only take action in respect of the principal amount of the debentures represented by the global debenture as to which a participant has given the direction.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. This practice eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to banks, brokers, dealers, trust companies and others that clear through, or maintain a direct or indirect custodial relationship with a participant.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by indirect participants to you will be governed by arrangements among the parties, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices should be sent to DTC or its nominee. If less than all of the debentures are being redeemed, DTC will reduce the amount of interest of each participant in such debentures in accordance with its procedures.

     Although voting with respect to the debentures is limited, in certain cases you may be required to vote on certain issues. DTC and its nominee will not consent or vote with respect to the global debenture. Instead, under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of DTC or its trustee to those participants whose accounts the debentures are credited on the record date. We believe that these arrangements allow you to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of debentures.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the sources.

You have the right to convert the debentures into common stock

     You may convert a debenture into shares of common stock at any time until the close of business on the last business day prior to March 22, 2019.
However, if a debenture has been called for redemption, you will be entitled to convert the debenture until the close of business on the business day immediately preceding the date of redemption. If you had previously delivered a notice exercising an option to require us to purchase the debenture, the debenture may be converted only if the notice is withdrawn in accordance with the indenture. You may convert debentures in part so long as the part is an integral multiple of $1,000 principal amount at maturity.

     The initial conversion rate of the debentures is 7.0306 shares of common stock for each $1,000 principal amount at maturity of debentures. You will not receive any cash payment representing accrued original issue discount upon conversion of a debenture. Instead, upon conversion we will deliver to you a fixed number of shares of common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of the common stock on the trading day immediately prior to the conversion date. Delivery of Common Stock will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued original issue discount. Accrued original issue discount will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued original issue discount.

     The conversion rate will be subject to adjustment upon the following events:

     . issuance of shares of common stock as a dividend or distribution on the common stock;

     .  subdivision or combination of the outstanding common stock;
     . issuance to all common stock holders of rights or warrants that allow the holders to purchase common stock at less than the current market price for a 60-day period;
     .  distribution to all common stock holders of:
          -  capital stock other than our common stock;
          -  debt; or
          - other assets but excluding all cash distributions and rights and warrants described above;

     . our paying an all-cash distribution to all holders of common stock or the repurchase by us or our subsidiaries of our common stock in a tender offer if, when aggregated with all other all-cash distributions or repurchases during the prior 12 calendar months for which no adjustment to the conversion rate has been made, the distribution or repurchase exceeds 10% of our market capitalization.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. We are not required to adjust the conversion rate until adjustments greater than 1% have occurred.

     If we implement a stockholders' rights plan, it must provide that upon conversion of the debentures the holders will receive:

     . the common stock issuable upon conversion; and . the rights granted under the plan, whether or not the rights have separated from the common stock at the time of conversion.

     Subject to the right of the holders of the debentures upon a change in control of Citrix, we or a successor corporation will execute a supplemental indenture if any of the following occur:

     . any reclassification or change of shares of common stock issuable upon conversion of the debentures, other than a change in par value or as a result of a subdivision or combination;
     . any consolidation or merger other than a merger in which we are the continuing corporation and which does not result in any reclassification or change in our common stock; or
     . any sale or conveyance of all or substantially all of our property and assets to any person.

The supplemental indenture will provide that the debenture holder has the right to convert the debenture into the kind and amount of shares of stock and other securities and property, including cash, that a holder of common stock deliverable upon conversion of the debenture immediately prior to the transaction would have received, and in the supplemental indenture will provide for conversion rate adjustments in the supplemental indenture as close as possible to the adjustments of the conversion rate provided by the indenture.

     The term "all or substantially all" as used in the immediately preceding paragraph will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting the phrase. As a result, if holders were to assert that a conversion rate adjustment or the conversion privilege or the execution of a supplemental indenture was required under the indenture and we were to contest this assertion, we could not guarantee how a court would interpret this phrase. This may prevent the trustee or the holders from successfully asserting that the conversion rate or the conversion privilege is subject to adjustment or that the debentures are convertible into other shares of stock and other securities and property.

     If we adjust the conversion rate as a result of our issuance of rights, warrants, evidences of indebtedness, securities, cash or other property, holders may be deemed to have received constructive distributions taxable as dividends. See "Certain United States Federal Income Tax Considerations."

     If we exercise our option to have interest instead of original issue discount accrue following a tax event, you will still receive the same number of shares of common stock. If you surrender a debenture for conversion from the close of business on a regular record date to the opening of business of the next interest payment date, you must pay us the interest payment that we will be required to pay to record holder. Except as described above, we will not pay interest on converted debentures on any interest payment date after the conversion date. See "--We have the option to convert the debentures to semiannual coupon debentures on a tax event."

We have the option to redeem the debentures

     No sinking fund is provided for the debentures. On or after March 22, 2004, we may redeem the debentures for cash, in whole or in part, by giving between 20 and 60 days' notice to holders.

     The table below shows redemption prices of debentures per $1,000 principal amount at maturity at March 22, 2004, at each following March 22 prior to maturity and at maturity on March 22, 2019. The prices reflect the accrued original issue discount calculated through each date. The redemption price of a debenture redeemed between these dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table to the actual redemption date.

                                (1)               (2)                (3)
                                ---               ---                ---
                             Debenture      Accrued Original     Redemption
                             ---------      ----------------     ----------
                            Issue Price      Issue Discount         Price
                            -----------      --------------         -----
          Redemption Date                       at 5.25%          (1) + (2)
          ---------------                       --------          --------
  March 22, 2004  ..........  $354.71           $104.92          $  459.63
  March 22, 2005  ..........   354.71            129.36             484.07
  March 22, 2006  ..........   354.71            155.11             509.82
  March 22, 2007  ..........   354.71            182.23             536.94
  March 22, 2008  ..........   354.71            210.79             565.50
  March 22, 2009  ..........   354.71            240.87             595.58
  March 22, 2010  ..........   354.71            272.54             627.25
  March 22, 2011  ..........   354.71            305.91             660.62
  March 22, 2012  ..........   354.71            341.04             695.75
  March 22, 2013  ..........   354.71            378.05             732.76
  March 22, 2014  ..........   354.71            417.03             771.74
  March 22, 2015  ..........   354.71            458.07             812.78
  March 22, 2016  ..........   354.71            501.30             856.01
  March 22, 2017  ..........   354.71            546.84             901.55
  March 22, 2018  ..........   354.71            594.79             949.50
  At stated maturity  ......   354.71            645.29           1,000.00

  If we exercise our option to have interest instead of original issue discount accrue on the debentures following a tax event, the debentures will be redeemable at the restated principal amount plus the unpaid interest which accrued from the date we exercise our option. However, in no event may the debentures be redeemed prior to March 22, 2004. See "--We have the option to convert the debentures to semiannual coupon debentures on a tax event."

     If we decide to redeem less than all of the outstanding debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 at maturity by the following methods:

     .  by lot;
     .  pro rata; or
     .  by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your debentures for partial redemption and you convert a portion of the same debentures, the converted portion will be deemed to be of the portion selected for redemption.

     All debentures which we or our subsidiaries redeem or acquire prior to maturity will be immediately canceled. The debentures may not be held, reissued or resold.

You have the option to require us to repurchase the debentures

     On March 22, 2004, March 22, 2009 and March 22, 2014, we will be required to repurchase, at your option, any outstanding debenture for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures. Our repurchase obligation will be subject to certain additional conditions.

     Your  repurchase notice must state:

     (1)  the debenture certificate numbers;

     (2) the portion of the principal amount at maturity of debentures to be purchased, in multiples of $1,000;

     (3) that the debentures are to be purchased by us pursuant to the debentures; and

     (4) if we elect to pay the repurchase price in common stock but fail to satisfy the payment conditions and ultimately have to pay you in cash, whether you would choose:

             . to withdraw your repurchase notice as to some or all of the debentures to which it relates; or
             . to receive cash for the repurchase price for the debentures subject to the repurchase notice.

     If you fail to indicate your choice in clause (4) above, you will receive cash for the entire repurchase price for all debentures subject to the repurchase notice.

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

     .  the principal amount at maturity;
     . the certificate numbers of the withdrawn debentures; and . the principal amount at maturity, if any, which remains subject to the repurchase notice.

     The repurchase price payable will be equal to the issue price plus accrued original issue discount through the repurchase date. The table below shows the repurchase prices of a debenture as of each of the repurchase dates.

                     Repurchase Date              Repurchase Price
                     ---------------              ----------------
          March 22, 2004.........................      $459.63
          March 22, 2009.........................      $595.58
          March 22, 2014.........................      $771.74

     If we have previously exercised our option to have interest instead of original issue discount accrue on the debentures following a tax event, the repurchase price will be equal to the restated principal amount plus the accrued and unpaid interest that accrued from the date we exercised our option. See "--We have the option to convert the debentures to semiannual coupon debentures on a tax event."

     We may, at our option, elect to pay the repurchase price in cash or shares of common stock, or any combination of cash and common stock. If we elect to pay any part or all of the repurchase price in shares of common stock, we will deliver the number of shares of common stock equal to the portion of the repurchase price divided by the market price of a share of common stock. No fractional shares of common stock will be delivered. Instead, we will pay cash based on the market price for all fractional shares of common stock. The market price for our common stock will be determined based on the closing price per share for the five trading day period ending on the third business day prior to the applicable repurchase date. Because the market price of the common stock is determined prior to the applicable repurchase date, holders of debentures bear market risk from the date the market price is determined to the repurchase date.

     We will be required to give notice at least 20 business days prior to each repurchase date to you at your address shown in the register of the registrar and to beneficial owners as required by law. The notice will state:

     . whether we will pay the repurchase price of debentures in cash or common stock or any combination of cash and common stock, specifying the percentages of each;

     . if we elect to pay any portion in common stock, the method of calculating the market price of the common stock; and

     . the procedures that you must follow to require us to repurchase debentures from you.

     We will publish the actual number of shares of common stock we will use as payment in accordance with the above provisions in a daily newspaper of national circulation.

     Our right to repurchase debentures with common stock is subject to us satisfying various conditions, including:

     .  the registration of the common stock with the SEC, if required; and

     . any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may be applicable at the time. We will file Schedule 13E-4 or any other schedule required in connection with any offer by us to repurchase debentures at your option.

     Our ability to repurchase debentures with cash may be limited by the terms of our then existing borrowing agreements. We may not repurchase debentures for cash at the option of holders exercising their right of repurchase if an event of default has occurred and is continuing, except a default in the payment of the repurchase price with respect to the debentures. See "--Circumstances when we are in default" for a description of the applicable events of default.

     A holder must either effect book-entry transfer or deliver the debenture, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment of the repurchase price following the later of the repurchase date or the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then:

     .  the debenture will cease to be outstanding;
     . original issue discount on will cease to accrue; and . all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the debenture is made or whether the debenture is delivered to the paying agent.

You have the option to require us to repurchase the debentures upon a change in control

     If we undergo a change in control, you will have the option, subject to the terms and conditions of the indenture, to require us to purchase your debentures 30 business days after the change in control. We will pay a purchase price equal to the issue price plus accrued original issue discount through the purchase date. You may require us to purchase all or any part of the debentures so long as the principal amount at maturity of the debentures being purchased is an integral multiple of $1,000.

     A change in control occurs in the following situations:

     . any person or group becomes the beneficial owner of our shares of voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;
     .  If:

          -  we consolidate or merge with another person;
          - we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets; or
          -  any person consolidates with or merges with us.

          However, these conditions will not be a change in control if the persons that beneficially own shares of our voting stock immediately prior to a transaction beneficially own shares with a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

     .  we liquidate or dissolve our business.

     A holder must deliver written notice to a paying agent prior to the close of business on the business day prior to the date on which the debentures are to be purchased to exercise the repurchase right upon a change in control. This notice must specify the debentures submitted for repurchase. You may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

     Within ten business days after a change in control, we will publish and mail to the trustee and to each holder of the debentures a written notice of the change in control which specifies the terms and conditions and the procedures required for exercise of a holder's right to require us to purchase your debentures.

     If we had previously exercised our option to have interest instead of original issue discount accrue on the debentures following a tax event, we will purchase the debentures at a cash price equal to the restated principal amount plus accrued and unpaid interest which had accrued from the date we exercised our option. See "--We have the option to convert the debentures to semiannual coupon debentures on a tax event."

For purposes of defining a change of control:

     . the term person and the term group have the meanings given by Sections 13(d) and 14(d) of the Securities Exchange Act or any successor provisions;
     . the term group includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act or any successor provision;
     . the term beneficial owner is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as in effect on March 22, 1999, except that the number of shares of our voting stock will include all unissued shares deemed to be held by all other persons;
     . the term beneficially owned means that which is owned by a beneficial owner; and
     . the term unissued shares means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of a change in control.

     The term all or substantially all as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a consequence, if holders elect to exercise their rights following the occurrence of a transaction which they believe constitutes a transfer of all or substantially all of the assets and we contest, we cannot guarantee how a court would interpret this phrase under applicable law. This, may prevent the trustee or the holders from successfully asserting that a change in control has occurred.

     The change in control purchase feature make more difficult or discourage a takeover of Citrix and the removal of incumbent management. We are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by our management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchaser in the initial private placement.

     In the future, we could enter into transactions that would not constitute a change in control but that would increase our outstanding indebtedness or otherwise adversely affect the debenture holders. Neither we nor our subsidiaries are prohibited from incurring additional debt or undertake recapitalizations. Should we incur significant amounts of additional debt, it may adversely effect our ability to service our debt, including the debentures.

     In addition, if a change in control were to occur, we may not have enough funds to pay the change in control purchase price. In addition, we may in the future incur other indebtedness that may have similar change of control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events. Should we fail to repurchase the debentures when required following a change in control, we will be in default under the indenture whether or not repurchase is permitted by the related subordination provisions.

     Your option to have us purchase all or part of your debentures upon the occurrence of a change of control is the only provision designed to afford you with protection in the event of takeovers, recapitalizations, highly leveraged transactions or similar restructurings as described above. The indenture does not contain any covenants or other provisions designed to afford you additional protections in similar circumstances.

     If definitive debentures are issued under the limited circumstances described above, holders who elect to exercise the option to have their debentures repurchased following a change in control must surrender their definitive debentures and related documentation at the office of a paying agent. If only a portion is submitted for purchase, the holder will receive a new definitive debenture for the principal amount of the debentures that have not been submitted for purchase.

The debentures are subordinated

     The debentures are subordinated to all existing and future senior indebtedness. The holders of senior indebtedness will be entitled to receive payment in full before the holders of debentures will be entitled to receive any payment on the debentures if we pay or distribute assets in any of the following circumstances:

     .  dissolution;
     .  winding up;
     .  voluntary or involuntary bankruptcy;
     .  insolvency;
     .  liquidation; or
     .  reorganization.

     If we default in payment on any senior indebtedness, we will not make payments on the debentures until:

     .  we have paid in full the senior indebtedness;
     . we have cured or received a waiver from the holder of senior indebtedness; or
     .  the default has ceased.

Upon an event of default on any senior indebtedness, other than a payment default, which permits a holder of senior indebtedness to accelerate its maturity, and if a holder of senior indebtedness provides written notice of default to the trustee, then we will not make payments on the debentures until the default has been cured, waived or has ceased to exist.

     We may, however, resume payments, not otherwise prohibited by the previous sentence, on the debentures for a period of more than 180 days after the notice of default is given, unless the maturity of the senior indebtedness has been accelerated. If the senior indebtedness has been accelerated, we will not make any payment on the debentures until the acceleration has been waived, rescinded or annulled or until the senior indebtedness has been paid in full.

     Holders of senior indebtedness may not give more than one default notice with respect to the same issue of senior indebtedness within a period of 360 consecutive days. If a default existed on the date of any default notice and the default was known to the holders of senior indebtedness, they may not make the default the basis for giving a subsequent default notice.

     In the event that the trustee, any paying agent or any holder of debentures receives any payment or distribution of assets from us in violation of these subordination provisions before all senior indebtedness is paid in full, the payment or distribution will be held in trust for holders of senior indebtedness or their representatives to the extent necessary to make payment in full of all senior indebtedness.

     If we file for bankruptcy, dissolve or reorganize, holders of senior indebtedness may receive more ratably, and holders of the debentures may receive less ratably, than other of our creditors. The subordination will not prevent the occurrence of any event of default under the indenture.

     As of March 31, 1999, we had no material indebtedness outstanding that would constitute senior indebtedness. The indenture does not limit the amount of indebtedness, including senior indebtedness, that Citrix or any subsidiary can create, incur, assume or guarantee.

Definitions

     The term capitalized lease obligation means any obligation under a lease or other similar agreement of any real, personal or mixed property that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles.

     The term currency agreement means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us against fluctuations in currency values.

     The term indebtedness with respect to any person means:

     . all liabilities for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other current liabilities incurred in the ordinary course of business;
     . all obligations evidenced by bonds, notes, debentures or other similar instruments;
     .  all capitalized lease obligations;
     .  all guarantees of indebtedness;
     . all obligations in respect of currency agreements and interest rate protection obligations; and
     . any amendment or modification of any liability of the types referred to above.

     The term interest rate protection agreement means any arrangement between us and any other person in which the person is entitled to receive periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by the person calculated by applying a fixed or a floating rate of interest on the same notional amount, including, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     The term interest rate protection obligations means our obligations pursuant to an interest rate protection agreement.

     The term senior indebtedness means the principal of and premium, if any, interest and other amounts payable on or in respect of any of our current or future indebtedness unless the instrument creating or evidencing the indebtedness expressly provides that the indebtedness will not be senior in right of payment to, will be junior in right of payment to, or will be on the same basis in right of payment with, the debentures. However, the term senior indebtedness will not include:

     . indebtedness evidenced by the debentures; and . our indebtedness to one of our subsidiaries.

     The term significant subsidiary means any subsidiary of Citrix which is a significant subsidiary within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the date of the indenture.

     The term voting stock means any class or classes of capital stock pursuant to which the holders of the stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person, irrespective of whether or not capital stock of any other class or classes will or may have voting power by reason of any contingency happening.

Circumstances when we are in default

We will be in default under the indenture if:

     (1)  we default in payment of:

          . the principal amount at maturity, or the restated principal amount if we exercise our option to have interest instead of original issue discount accrue on the debentures following a tax event;
          .  issue price;

          . accrued original issue discount, or the accrued and unpaid interest if we exercise our option to have interest instead of original issue discount accrue on the debentures following a tax event;
          .  redemption price;
          .  repurchase price;
          .  change in control purchase price; or
          .  any interest when due.

     (2) we fail to comply with any of our other covenants in the indenture after notice for a period of 60 days;

     (3) we fail to deliver common stock upon conversion for a period of five days;

     (4) we default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any significant subsidiary having an aggregate outstanding principal amount in excess of $10,000,000, which results in the indebtedness being accelerated, without the indebtedness being discharged or the acceleration rescinded or annulled within 20 days after receipt of notice as provided in the indenture; or

     (5) we experience certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

     The trustee will give notice to holders of the debentures of any continuing default known to the trustee within 90 days after the occurrence of the default. However, the trustee may withhold notice if it determines in good faith that withholding the notice is in the interests of the holders of the debentures.

     If we default under the circumstances described in items (1) through (4) above and the default continues, the trustee or the holders of at least 25% in principal amount at maturity of the debentures then outstanding may declare, by giving proper notice, the issue price plus accrued original issue discount on the outstanding debentures immediately due and payable immediately. If we exercise our option to have interest instead of original issue discount accrue on the debentures following a tax event, the declaration of acceleration referred to above will make the restated principal amount plus accrued and unpaid interest immediately payable.

     If we default under the circumstances described in item (5) above with respect to the Company, all unpaid issue price plus accrued original issue discount and interest, if any, on the outstanding debentures will automatically become immediately due and payable. If we exercise our option to have interest instead of original issue discount accrue on the debentures following a tax event, the restated principal amount plus accrued and unpaid interest will become automatically and immediately payable.

     Interest will accrue to the extent permitted by law at the rate of 6.25% per year, compounded semi-annually, and be payable on demand upon a default in the payment of:

     .  the principal amount at maturity;
     .  issue price;
     .  accrued original issue discount;
     .  redemption price;
     .  repurchase price;
     .  change in control purchase price; or
     .  any interest due.

The accrual of interest on overdue amounts shall be instead of, and not in addition to, the continued accrual of original issue discount. If we exercise our option to have interest instead of original issue discount accrue on the debentures following a tax event, interest will accrue at the same rate and under the same terms on the restated principal amount and any accrued and unpaid interest.

     Holders of a majority in principal amount at maturity of the outstanding debentures may waive certain existing defaults or events of default and its consequences on behalf of all holders. However, the holders may not waive any of the following:

     .  existing default in the payment on the debentures;
     . any default with respect to the conversion rights of the holders; or . any default with respect to any provision of the indenture that cannot be modified or amended without the consent of each affected holder.

     A holder may pursue remedies under the indenture against us if:

     . the holder gives the trustee written notice of a continuing event of default;
     . holders of at least 25% in principal amount at maturity of the outstanding debentures make a written request to the trustee to pursue the remedy;
     . the holders offer satisfactory indemnity to the trustee against any loss, liability or expense;
     . the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
     . the trustee has not have received during the 60-day period a contrary direction from the holders of a majority in principal amount at maturity of the outstanding debentures.

     We must deliver an officers' certificate to the trustee within 90 days after the end of our fiscal year which certifies that, to the officers' knowledge, we are in compliance with all conditions and covenants required under the indenture. The officers must also state whether or not they know of any default or event of default, and if so, describe the default and the efforts to remedy the default.

Amendments

     Citrix and the trustee may amend or supplement the indenture or the debentures with the written consent of the holders of at least a majority in principal amount at maturity of the outstanding debentures. The holders of a majority in principal amount at maturity of the debentures outstanding may waive compliance in a particular instance by us with any provision of the indenture or the debentures without notice to any holder. However, each affected holder must consent to any amendment, supplement or waiver which:

     . reduces the percentage of holders that must consent to an amendment, supplement or waiver;
     . alters the accrual rate of original issue discount or the interest rate; . reduces the principal amount at maturity, restated principal amount, issue price, repurchase price or change in control purchase price;
     .  extends the stated maturity of any debenture;
     . changes the definition of the term change in control applicable to any debenture;
     .  changes the purchase date after a change in control;
     . adversely alters any other change in control provision or any redemption provision;
     .  adversely alters the conversion or purchase provisions;
     . reduces the percentage necessary to waive defaults or events of default; . modifies the subordination provisions in a manner adverse to the debenture holders;
     . changes the currency of any debenture; or . impairs the right to enforce payment or conversion of the debentures.

     Citrix and the trustee may amend or supplement the indenture without the without consent of holders in the following situations:

     . to comply with certain conversion adjustment, liquidation and merger provisions described in the indenture;
     . to cure any ambiguity, defect or inconsistency or to make any other change that does not adversely affect the rights of the holders;

     . to comply with the provisions of the Trust Indenture Act of 1939; or . to appoint a successor trustee.

     No amendment may be made to the subordination provisions if it adversely affects any holders of senior indebtedness, unless the holders consent to the amendment, as required pursuant to the terms of the senior indebtedness.

We have the option to convert the debentures to semiannual coupon debentures on a tax event

     From and after the date a tax event occurs, we will have the option to elect to pay interest at 5.25% per year on the debentures instead of allowing original issue discount to accrue. The principal amount, which will be restated, will be calculated by adding the issue price and the original discount which had accrued up until the date on which we exercise the option. If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid, or from the option exercise date if no interest has been paid. The interest on the restated principal amount will be payable semiannually on March 22 to holders of record on the immediately preceding March 7 and on September 22 to holders of record on the immediately preceding September 7.

     A tax event occurs when we receive an opinion from experienced independent tax counsel that states that:

     . any amendment, or change or announced prospective change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities of the United States, or

     . any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority,

which, if enacted, presents more than an insubstantial risk that interest, including original issue discount, payable on the debentures either:

     . would not be deductible on a current accrual basis, or . would not be deductible under any other method,

in whole or in part, by Citrix for United States federal income tax purposes.

     President Clinton's fiscal year 1997 budget proposed a series of tax law changes. If enacted and applied to the debentures, we would have been prevented from deducting interest, including original issue discount, payable on the debentures on a current accrual basis. In addition, we may have been prevented from deducting some or all of the interest, including original issue discount, payable on the debentures under any other method for United States federal income tax purposes. This proposal was not adopted by Congress and was not part of the Taxpayer Relief Act of 1997. However, a similar proposal was included in President Clinton's fiscal year 1998 budget proposal introduced in February 1998. This proposal was also not adopted by Congress and was not part of the Internal Revenue Services Restructuring and Reform Bill of 1998 or the Tax and Trade Relief Extension Act of 1998. Another similar proposal has been recently included in President Clinton's fiscal year 1999 budget proposal introduced in February 1999.

     If this or a similar proposal were ever enacted and applied to the debentures in a manner that would limit our ability to:

     . deduct the original issue discount payable on the debentures on a current accrual basis, or
     . deduct the original issue discount payable on the debentures under any other method for United States federal income tax purposes,

such enactment would result in a tax event. As a consequence, the terms of the debentures would be subject to modification at our option.

  The modification of the terms of the debentures by us upon a tax event as described above could alter the timing of income recognition by holders of the debentures.

Your registration rights

     We have entered into a registration rights agreement with the initial purchaser. Pursuant to the agreement, we have agreed, at our own expense and for the benefit of the holders of the debentures, to:

     . use reasonable best efforts to file a shelf registration statement with the SEC on Form S-3 covering resales of the debentures and the common stock issuable upon their conversion pursuant to Rule 415 under the Securities Act;

     . use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and use reasonable best efforts to keep the shelf registration statement effective after its effective date until the earliest of the following dates:

          - the second anniversary of the effective date of the registration statement;

          - the time when the registrable securities have been sold pursuant to the shelf registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in such a way that the securities are not subject to transfer restrictions under the Securities Act and no longer require a restrictive legend under the Securities Act; or

          - the time when company counsel is of the opinion that all of the registrable securities held by non-affiliates from the time of issuance are eligible for sale pursuant to Rule 144(k) or a successor rule under the Securities Act.

     This prospectus is a part of a shelf registration statement. We may suspend the use of the prospectus during certain black-out periods. We are entitled to enact these black-out periods if we determine in good faith that it is in our best interest and if we provide the registered holders with written notice of the suspension. The period may not exceed 30 days in any three-month period and may not exceed 90 days in the aggregate for all periods in any 12-month period.

     We have agreed to pay the following predetermined liquidated damages to holders of debentures and holders of common stock issued upon conversion of the debentures if we fail to meet certain obligations under the registration rights agreement:

     . If the shelf registration statement has not been filed with the Commission on or prior to the 60th day after the date of original issuance of the debentures, additional interest will accrue on the debentures and common stock issued upon conversion of the debentures at a rate of 0.25% per year.

     . If the shelf registration statement has not been declared effective by the Commission on or prior to the 180th day after the first date of original issuance of the debentures, additional interest will accrue on the debentures and common stock issued upon conversion of the debentures at a rate of 0.5% per year.

     . If the shelf registration statement, once filed and declared effective, ceases to be effective or usable in connection with resales of debentures and the common stock issuable upon conversion, additional interest will accrue on the debentures and common stock issued upon conversion of the debentures at a rate of 0.5% per year.

The additional interest will accrue from and including the date on which any registration default occurs until, but excluding, the date on which all registration defaults have been cured.

After the shelf registration statement is filed, we will:

     . provide a copy of the prospectus to each holder for whom the shelf registration statement was filed;
     . notify each such holder when the shelf registration statement has become effective; and
     . take other actions required to permit resales of the debentures and the common stock issuable upon the conversion of the debentures.

     A beneficial holder selling securities pursuant to the shelf registration statement generally is required to be named as a selling security holder in the prospectus and to deliver a prospectus to purchasers. The selling securityholder will be subject to certain of the civil liability provisions under the Securities Act and will be bound by provisions of the registration rights agreement, including indemnification obligations.

We have the ability to discharge the indenture

     We may satisfy and discharge our obligations under the indenture by delivering all outstanding debentures for cancellation to the trustee or, after the debentures have become due and payable, by depositing enough cash or common stock, when applicable, to pay all of the outstanding debentures and all other sums payable under the indenture by us with the trustee, the paying agent or the conversion agent.

Effect if we merge or consolidate with another corporation

     We may consolidate or merge with any other corporation, and we may sell, lease, convey, assign or otherwise transfer all or substantially all our property and assets to any other corporation, provided:

     . the resulting, surviving or successor corporation is organized and existing under the laws of the United States of America, any state in the United States or the District of Columbia;
     . the resulting, surviving or successor corporation expressly assumes all of our obligations under the debentures and the indenture by a supplemental indenture executed and delivered to the trustee;
     . no default or event of default would occur nor would continue immediately after giving effect to such transaction; and
     .  certain other conditions are met.

     Thereafter, in any transaction, other than a lease, in which we are not the surviving or resulting corporation, we will be released from all of our obligations under the indenture and the debentures.

Limitations of claims in bankruptcy

     Under bankruptcy law, if a bankruptcy proceeding is commenced with respect to us, a holder is limited to claiming the issue price of the debenture plus that portion of the original issue discount that has accrued from the issue date to the commencement of the bankruptcy proceeding. In addition, the holders of the debentures will be effectively subordinated to the indebtedness and other obligations of our subsidiaries.

The trustee

     State Street Bank & Trust Company has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee has any conflicting interests and a default exists on the debentures, it must either eliminate the conflict or resign.

     The holders of a majority in principal amount at maturity of all outstanding debentures have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee as long as the direction:

     .  does not conflict with any law;
     .  does not conflict with the indenture;
     . is not unduly prejudicial to the rights of another holder or the trustee; and
     .  does not involve the trustee in personal liability.

                         DESCRIPTION OF CAPITAL STOCK

     We have authorized capital stock of 400,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

     The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to and qualified in its entirety by applicable law and by our Amended and Restated Certificate of Incorporation and By-laws, as amended.

Our common stock

     Holders of common stock are entitled to one vote per share on matters to be voted upon by the stockholders. The common stock has no cumulative voting rights. Holders of common stock are entitled to receive ratable dividends out of legally available funds as declared by the board of directors. Upon liquidation, dissolution or winding up of Citrix, holders of common stock share ratably in the assets available for distribution to our stockholders. The holders of common stock have no preemptive, subscription, redemption or conversion rights and are subject to the preferential rights of any outstanding preferred stock.

Our preferred stock

     Our Board of Directors has the authority, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix its relative rights, preferences, privileges, qualifications, limitations and restrictions. By issuing preferred stock in certain circumstances, we may in effect:

     .  delay, defer or prevent a change in control of Citrix;
     . discourage bids for our common stock at a premium over the market price of the common stock;
     . adversely affect the market price of our common stock; and . adversely affect the voting and other rights of the holders of our common stock.

     No shares of preferred stock are currently outstanding. We have no present plans to issue any shares of preferred stock.

We have taken certain anti-takeover measures

     Our certificate of incorporation and by-laws contain several other provisions that are commonly considered to have an anti-takeover effect, including:

     . classifying the board of directors into three classes with staggered three-year terms;
     .  prohibiting stockholder action by written consent;
     . requiring 75% stockholder approval for certain actions taken with respect to the certificate;
     . allowing the directors to enlarge the size of the board and fill any vacancies on the board;
     . prohibiting nominations for directors by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified period in advance and furnishes certain information;
     . requiring that special meetings of our stockholders be called only by the president, the chairman of the board or a majority of the directors; and
     . requiring advance notice of business to be brought by a stockholder before the annual meeting.

     Section 203 of the Delaware General Corporation Law applies to corporate takeovers of Delaware corporations. With some exceptions, Section 203 prevents a corporation from engaging in any business combination with any interested stockholder. In general, an interested stockholder is a stockholder owning 15% or more of the corporation's outstanding voting stock for a three-year period following the date that the stockholder becomes an interested stockholder, unless:

     . prior to the date that the stockholder becomes an interested stockholder, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
     . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or
     . at or subsequent to the date that the stockholder becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and by the affirmative votes of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     We are a Delaware corporation that is subject to Section 203 and have not opted out of its provisions.

     The foregoing provisions of Delaware law and provisions of our certificate of incorporation and by-laws could discourage a proxy contest or make more difficult the acquisition of a substantial block of our common stock.

The transfer agent and registrar

     EquiServe Limited Partnership is the transfer agent and registrar for our common stock.

                            SELLING SECURITYHOLDERS

     We originally issued the debentures in a private placement. The debentures were resold by the initial purchaser to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The debentures and the conversion shares that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of conversion shares that may be offered from time to time pursuant to this prospectus.

     The number of conversion shares shown in the table below assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 7.0306 shares per $1,000 principal amount at maturity of debentures. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any. As of May 1, 1999, we had 87,269,955 shares of common stock outstanding.

                                               Principal Amount at                              Number Of
                                             Maturity of Debentures       Percentage Of         Conversion
                                               Beneficially Owned          Debentures          Shares That
               Name                             That May Be Sold           Outstanding         May Be Sold
               ----                             ----------------           -----------         -----------
SG Cowen Securities Corporation                    $ 21,600,000                2.54%             151,860
Salomon Smith Barney Inc.                             1,200,000                0.14%               8,436
R2 Investments, LDC                                   6,500,000                0.76%              45,698
MainStay Convertible Fund                               500,000                0.06%               3,515
San Diego City Retirement                             1,360,000                0.16%               9,561
Arkansas Teachers Retirement                          3,180,000                0.37%              22,357
San Diego County Convertible                          3,400,000                0.40%              23,904
Boston Museum of Fine Arts                              180,000                0.02%               1,265
Engineers Joint Pension Fund                            490,000                0.06%               3,444
Wake Forest University                                1,220,000                0.14%               8,577
Nicholas Applegate Convertible Fund                   5,010,000                0.59%              35,223
Baptist Health of South Florida                         250,000                0.03%               1,757
OCM Convertible Trust                                 7,405,000                0.87%              52,061
Delta Air Lines Master Trust                          3,015,000                0.35%              21,197
State Employees' Retirement Fund of
 the State of Delaware                                2,590,000                0.30%              18,209
State of Connecticut Combined
 Investment Funds                                     8,710,000                1.02%              61,236
Partner Reinsurance Company, Ltd.                     1,300,000                0.15%               9,139
Chrysler Corporation Master Retirement
 Trust                                                7,405,000                0.87%              52,061
Raytheon Company Master Pension Trust                 3,730,000                0.44%              26,224
Motion Picture Industry Health Plan--
 Active Member Fund                                     890,000                0.10%               6,257
Motion Picture Industry Health Plan--
 Retiree Member Fund                                    445,000                0.05%               3,128
Vanguard Convertible Securities Fund, Inc.            5,760,000                0.68%              40,496
Jackson Investment Fund Ltd.                          9,155,000                1.08%              64,365
Ellsworth Convertible Growth and Income
 Fund, Inc.                                           1,000,000                0.12%               7,030

                                                 Principal Amount at                              Number Of
                                                aturity of Debentures       Percentage Of         Conversion
                                                 Beneficially Owned          Debentures          Shares That
               Name                               That May Be Sold           Outstanding         May Be Sold
               ----                               ----------------           -----------         -----------
Bancroft Convertible Fund, Inc.                         1,000,000                0.12%               7,030
Associated Electric and Gas Insurance
 Services Limited                                       1,600,000                0.19%              11,248
Any other holder of debentures or future
 transferee from any such holder/1/                   751,105,000               88.39%           5,280,732
                                                     ------------              -------           ---------
Total                                                $850,000,000              100.00%           5,976,010
                                                     ============              =======           =========

---------------
  /1/Information concerning other selling holders of debentures will be set forth in prospectus supplements from time to time, if required.

     The preceding table has been prepared based upon the information furnished to us by the selling securityholders named above.

     None of the selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years.

     The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their debentures since the date on which the information in the preceding table is presented in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of the debentures or conversion shares that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their debentures or conversion shares pursuant to the offering contemplated by this prospectus. See "Plan of Distribution."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relevant to you as a holder of the debentures. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect. All of these may change, possibly with retroactive effect, or be interpreted differently. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described. We have not obtained, and we do not intend to obtain, a ruling from the Internal Revenue Service on the United States federal income tax consequences of acquiring or holding debentures.

     This discussion does not deal with all aspects of United States federal income taxation that may be relevant to you in light of your circumstances, for example, if you are subject to the alternative minimum tax provisions of the Code. Also, it is not intended to be applicable to all categories of investors, some of which may be subject to special rules, such as dealers in securities, banks, insurance companies, tax exempt organizations, holders who are not U.S. persons and persons holding debentures or the underlying common stock as part of a hedging or conversion transaction or straddle or other risk reduction transaction. The discussion also does not discuss the tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this discussion is limited to purchasers of debentures who hold the debentures and common stock into which the debentures are converted as "capital assets" within the meaning of Section 1221 of the Code. Persons considering the purchase, ownership, conversion or other disposition of debentures should consult their own tax advisors regarding the federal income tax consequences and the consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     We have been advised by our counsel, Testa, Hurwitz & Thibeault, LLP, that in its opinion the debentures are properly treated as indebtedness for United States federal income tax purposes. Our counsel has further advised us that the following does not purport to discuss all tax matters relating to the debentures. However, based upon the debentures being treated as indebtedness, our counsel is of the opinion that the following are the material federal income tax consequences of the debentures, subject to the qualifications set forth above.

The debentures have original issue discount

     The debentures were issued with a substantial amount of original issue discount for federal income tax purposes. You are generally required to include original issue discount in gross income as it accrues, regardless of your method of accounting for federal income tax purposes. Therefore, you will be required to include amounts in gross income without regard to when the cash or other payments to which such income is attributable are received.

     The amount of original issue discount with respect to each debenture is an amount equal to the excess of the stated redemption price at maturity of the debenture over its issue price. The issue price is the initial price at which a substantial number of debentures were sold for money. The stated redemption price at maturity of each debenture will include all cash payments, including principal and interest, required to be made on the debenture through maturity.

    You must include in gross income for federal income tax purposes the sum of the daily portion of original issue discount with respect to the debenture for each day during the taxable year or portion of a taxable year on which you hold a debenture. This sum is called accrued original issue discount. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debenture at the beginning of the accrual period multiplied by the yield to maturity of the debenture. The accrual period of a debenture may be of any length and may vary in length over the term of the debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the end of an accrual period or on the first day of an accrual period. The adjusted issue price of the debenture at the start of any accrual period is the issue price of the debenture increased by the accrued original issue discount for each prior accrual period. Under these rules, you will have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase your tax basis in the debenture.

     There are several circumstances under which we could make a payment on a debenture which would affect the yield to maturity of a debenture, including such circumstances as paying additional interest due to the failure to effect the shelf registration statement. According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of original issue discount required to be realized by you, or the timing of such recognition, if the likelihood of the change as of the date the debt obligations are issued is remote. We intend to report on the basis that there is no alternative payment schedule that would alter the yield on the debentures.

     We will be required to furnish information regarding the amount of the original issue discount attributable to that year annually to the Internal Revenue Service and to certain noncorporate holders. For this purpose, we will use a six-month accrual period which ends on the day in each calendar year corresponding to the maturity date of the debenture or the date six months before such maturity date.

Disposing of or converting the debentures

     Except as described below and under "--Market discount rules", gain or loss upon a sale or other disposition of a debenture will generally be capital gain or loss. If the debenture is held for more than one year, the capital gain or loss will be long term. You will realize gain or loss equal to the amount realized on the sale or other disposition of the debenture less your adjusted tax basis in the debenture. Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. Individuals' long-term capital gains are taxed at a maximum 20% federal tax rate. Corporations are taxed on net capital gain at a maximum federal tax rate of 35%.

     Your conversion of a debenture into common stock is generally not a taxable event, except for cash received in lieu of a fractional share. On the date of conversion, your obligation to include in gross income the daily portions of original issue discount will terminate prospectively. Your basis in the common stock received on conversion of a debenture will be the same as your basis in the debenture at the time of conversion, exclusive of any tax basis allocable to a fractional share. Your holding period for the common stock received on conversion will include the holding period of the debenture converted, assuming each is held as a capital asset. However, your holding period for common stock treated as received for accrued original issue discount may commence on the day following the date of conversion.

     If you elect to exercise your option to tender a debenture to us on a repurchase date and we issue common stock in satisfaction of all or part of the repurchase price, the exchange of the debenture for common stock should qualify as a reorganization or as an otherwise nontaxable transaction for federal income tax purposes. If the repurchase price is paid solely in common stock, you would generally not recognize a gain or loss except as described below with respect to a fractional share. If the repurchase price is paid in a combination of shares of common stock and cash other than cash received in lieu of a fractional share, you would recognize gain but not loss. However, you would recognize gain only to the extent the gain does not exceed the cash received. Your tax basis in the common stock received in the exchange will be the same as your tax basis in the debenture tendered to us in exchange, exclusive of any tax basis allocable to a fractional share interest, decreased by the amount of cash, if any, other than cash received in lieu of a fractional share, received in exchange and increased by the amount of gain recognized by you on the exchange, other than gain with respect to fractional share. Your holding period for common stock received in the exchange will include your holding period for the debenture tendered to us in exchange, assuming each is held as a capital asset. However, your holding period for common stock treated as received for accrued original issue discount may commence on the day following the repurchase date.

     Cash received in lieu of a fractional share of common stock upon conversion of a debenture or upon a put of a debenture to us on a repurchase date should be treated as a payment in exchange for the fractional share. Accordingly, if the common stock is a capital asset in your hands, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and your basis in the fractional share.

     If you elect to exercise your option to tender a debenture to us on a repurchase date or a change in control purchase date and we deliver cash in satisfaction of the purchase price, you would recognize gain or loss, measured by the difference between the amount of cash transferred by us to you and your adjusted tax basis in the tendered debenture. Gain or loss recognized by you would generally be capital gain or loss.

     If you sell a debenture in the market, it will be a taxable sale with the same results to you as a tender to us with a payment in cash.

     If you realize gain or loss upon a sale or other disposition of the common stock received upon conversion of a debenture or in satisfaction of the purchase price of a debenture put to us you will generally realize a capital gain or loss if you hold the common stock as a capital asset. This gain or loss will be considered long-term if the holding period for the common stock is more than one year. The gain or loss will equal the amount realized on the sale or other disposition of the common stock received by you less your adjusted tax basis in the common stock. Individuals' long-term capital gains are taxed at a maximum 20% federal tax rate. Corporations are taxed on net capital gain at a maximum federal tax rate of 35%.

Market discount rules

     Generally, the market discount rules discussed below do not apply if you acquired a debenture when we originally issued them. These rules apply, however, to any debenture you purchased at original issue if your tax basis in the debenture is less than the debenture's issue price and to any debenture you purchase after original issue at a price less than its stated redemption price at maturity.

     You should treat gain on the disposition, including a redemption, of a debenture that has accrued market discount as ordinary income, not capital gain, to the extent of the accrued market discount if the accrued market discount exceeds the statutory minimum amount. Market discount is the excess, if any, of

 . the adjusted issue price over
 . the tax basis of the debenture in your hands immediately after you acquired it

Unless you elect otherwise, the accrued market discount is the market discount multiplied by a fraction, the numerator of which is the number of days you have held the debenture and the denominator of which is the number of days between the date you acquired the debenture and its maturity date. If you acquire a debenture at market discount you may be required to defer the deduction of all or a portion of the interest on any indebtedness you incurred or maintained to carry the debenture until you dispose of it in a taxable transaction.

     If you dispose of a debenture you acquired at market discount in any transaction other than a sale, exchange or involuntary conversion, even if the transaction is otherwise nontaxable, for example, a gift, you will be considered to have realized an amount equal to the fair market value of the debenture. Accordingly, you must recognize as ordinary income any accrued market discount to the extent of the deemed gain. To the extent you exchange or convert a debenture into common stock in a transaction otherwise tax free, any accrued market discount will carry over and generally be recognized upon a disposition of the common stock.

     You may elect to include the market discount in income as it accrues, either on a straight-line basis or on a constant interest rate basis. This election would apply to all market discount obligations you acquired on or after the first day of the first taxable year to which your election applies. You may revoke this election only with the consent of the Internal Revenue Service. If you elect to include market discount in income currently, the rules regarding ordinary income recognition from sales and other transactions and to deferral of interest deductions will not apply to you.

Acquisition premium

     You will be considered to have acquisition premium to the extent your initial tax basis in a debenture is greater than the adjusted issue price of the debenture but less than the stated redemption price at maturity of the debenture. Acquisition premium may offset the amount of original issue discount on the debenture that you are required to include in income.

Dividends on the common stock

     You will generally be required to include distributions, if any, made on the common stock as ordinary income to the extent of your ratable share of our current or accumulated earnings and profits.

     If we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and if the conversion rate of the debentures is increased in accordance with the anti-dilution provisions of the debentures, the increase may be deemed to be the payment of a taxable dividend to you. For example, if the conversion rate is increased in the event of distributions of evidences of our indebtedness or assets or increased in the event of an extraordinary cash dividend, you will generally be deemed to receive a taxable dividend. However, if the conversion rate is increased in the event of stock dividends or the distribution of rights to subscribe for common stock, you will generally not be deemed to receive a taxable dividend.

Backup withholding and information reporting

     Information reporting will apply to any payments of interest or dividends made by us on the debentures or shares of common stock, or the proceeds of the sale or other disposition of the debentures or shares of common stock, with respect to certain noncorporate holders. Backup withholding may apply at a rate of 31% unless the recipient of the payment supplies a taxpayer identification number, certified under penalties of perjury, and certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against your federal income tax, provided the required information is provided to the Internal Revenue Service.

Modification of the terms of the debentures following a tax event

     If we modify the terms of the debentures following a tax, the timing of income recognition by you could be altered. See "Description of Debentures--We have the option to convert the debentures to semiannual coupon debentures on a tax event."

                             PLAN OF DISTRIBUTION


     The selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, may sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The debentures and the underlying common stock may be sold in one or more transactions at fixed prices:

     .  at prevailing market prices at the time of sale;
     .  at prices related to such prevailing market prices;
     . at varying prices determined at the time of sale; or . at negotiated prices.

     Such sales may be effected in transactions in the following manner:

     . on any national securities exchange or quotation service on which the debentures or the common stock may be listed or quoted at the time of sale;
     .  in the over-the-counter market;
     . in transactions otherwise than on such exchanges or services or in the over-the-counter market;
     . through the writing of options, whether such options are listed on an options exchange or otherwise; or
     .  through the settlement of short sales.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the debentures or the underlying common stock and deliver these securities to close out such short positions, or loan or pledge the debentures or the common stock into which the debentures are convertible to broker-dealers that in turn may sell these securities.

       The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

       Our outstanding common stock is listed for trading on The Nasdaq National Market. We do not intend to list the debentures for trading on any national securities exchange or on The Nasdaq National Market. We cannot guarantee that any trading market will develop for the debentures.

       The debentures and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the debentures and underlying common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration.

       The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the debentures and common stock into which the debentures are convertible may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any debentures or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

     If required, the specific debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.


                                 LEGAL MATTERS

     Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts will pass upon the validity of the securities offered by this prospectus.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the years ended December 31, 1998 and 1997, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                          [CITRIX LOGO APPEARS HERE]


                                 $850,000,000



                            Zero Coupon Convertible
                            Subordinated Debentures
                              Due March 22, 2019



                                  PROSPECTUS


                                 May   , 1999
                                     --

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered hereby are estimated as follows:

Registration fee under Securities Act......................  $  83,818
Nasdaq additional share listing fee........................  $  17,500
Legal fees and expenses*...................................  $ 330,000
Printing*..................................................  $ 200,000
Accounting fees and expenses*..............................  $ 150,000
Miscellaneous*.............................................  $ 100,000
                                                             ---------
      Total................................................  $ 881,318
                                                             =========

-----------------------------------
*  Estimated amount.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and our charter and by-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Citrix and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our charter and by-laws filed as exhibits to our Registration Statement on Form S-1
(No. 33-98542) and incorporated by reference herein.

     The Purchase Agreement with Credit Suisse First Boston Corporation provides that the Initial Purchasers are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Citrix against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Purchase Agreement filed as Exhibit 1.1 to our Form 10-Q for the quarter ended March 31, 1999.

     In addition, Citrix has an existing directors and officers liability insurance policy.

ITEM 16.  EXHIBITS

NUMBER        DESCRIPTION OF EXHIBIT
------        ----------------------
 4.1          Indenture by and between the Company and State Street Bank and
              Trust Company as Trustee dated as of March 22, 1999, including the form of Debenture.*

 4.2          Form of Debenture (included in Exhibit 4.1).*

 4.3 Registration Rights Agreement by and between the Company and Credit Suisse First Boston Corporation dated as of March 22,
              1999.*

   5          Opinion of Testa, Hurwitz & Thibeault, LLP

  12          Statement Re: Computation of Ratios.

  23          Consent of Ernst & Young LLP, West Palm Beach, Florida.

  24          Power of Attorney (included on page II-4).

  25          Statement of Eligibility of Trustee

* Incorporated by reference to the corresponding exhibits set forth in our quarterly report on Form 10-Q for the quarter ended March 31, 1999.

ITEM 17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
-----------------
registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling of the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable; and

     (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Citrix Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on May 20, 1999.

                                  CITRIX SYSTEMS, INC.


                                  By: /s/ Mark B. Templeton
                                      ----------------------
                                      Mark B. Templeton
                                      President and Chief Executive Officer


                       POWER OF ATTORNEY AND SIGNATURES

     Each person whose individual signature appears below hereby authorizes Mark
B. Templeton, Edward E. Iacobucci and James J. Felcyn, Jr., and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated below on the dates indicated.

           Signature                                       Title(s)                                      Date
-------------------------------          -------------------------------------------              -----------------
/s/ Edward E. Iacobucci                  Chairman of the Board of Directors                       May 20, 1999
--------------------------------
Edward E. Iacobucci


/s/ Mark B. Templeton                    President, Chief Executive Officer and                   May 20, 1999
--------------------------------         Director (Principal Executive Officer)
Mark B. Templeton


/s/ James J. Felcyn, Jr.                 Vice President, Finance and                              May 20, 1999
--------------------------------         Administration and Chief Financial
James J. Felcyn, Jr.                     Officer (Principal Financial Officer)


/s/ Marc-Andre Boisseau                  Vice President, Controller (Principal                    May 20, 1999
--------------------------------         Accounting Officer)
Marc-Andre Boisseau

/s/ Michael W. Brown                     Director                                                 May 20, 1999
--------------------------------
Michael W. Brown

           Signature                                       Title(s)                                      Date
-------------------------------          -------------------------------------------              -----------------

/s/ Kevin R. Compton                     Director                                                 May 20, 1999
--------------------------------
Kevin R. Compton

/s/ Stephen M. Dow                       Director                                                 May 20, 1999
--------------------------------
Stephen M. Dow

/s/ Robert N. Goldman                    Director                                                 May 20, 1999
--------------------------------
Robert N. Goldman

/s/ Tyrone F. Pike                       Director                                                 May 20, 1999
--------------------------------
Tyrone F. Pike

/s/ Roger W. Roberts                     Director                                                 May 20, 1999
--------------------------------
Roger W. Roberts

/s/ John W. White                        Director                                                 May 20, 1999
--------------------------------
John W. White

                                 EXHIBIT INDEX

NUMBER                  EXHIBIT                                     PAGE NUMBER
------                  -------                                     -----------
 4.1                    Indenture by and between the Company and
                        State Street Bank and Trust Company as
                        Trustee dated as of March 22, 1999,
                        including the form of Debenture.*

 4.2                    Form of Debenture
                        (included in Exhibit 4.1).*

 4.3                    Registration Rights Agreement by and
                        between the Company and Credit Suisse
                        First Boston Corporation dated as of
                        March 22, 1999.*

   5                    Opinion of Testa, Hurwitz & Thibeault, LLP

  12                    Statement Re: Computation of Ratios.

  23                    Consent of Ernst & Young LLP,
                        West Palm Beach, Florida.

  24                    Power of Attorney (included on page II-4).

  25                    Statement of Eligibility of Trustee

* Incorporated by reference to the corresponding exhibits set forth in our quarterly report on Form 10-Q for the quarter ended March 31, 1999.